CONSULTING AGREEMENT (this “Agreement”) dated as of August 14, 2007, between JDS Pharmaceuticals, LLC, a Delaware limited liability company (the “Company”), and Phillip Satow, an individual (the “Consultant”).

WITNESSETH

WHEREAS the Company is party to an Agreement and Plan of Merger among Noven Pharmaceuticals, Inc., a Delaware corporation (“Parent”), Noven Acquisition, LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent, and the Company dated as of July 9, 2007 (the “Merger Agreement”); and

WHEREAS the Company desires to retain the Consultant, and the Consultant desires, to provide the Consulting Services (as defined below) upon the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and obligations hereinafter set forth, the Company and the Consultant hereby agree, intending to be legally bound, as follows:

ARTICLE I

Consulting Arrangement

SECTION 1.01. Term. The term of the Consultant’s consultancy under this Agreement (the “Consulting Term”) shall commence upon the Closing Date (as defined in the Merger Agreement) and, unless sooner terminated pursuant to this Agreement, shall expire 12 months after the Closing Date (the “Expiration Date”). The Consultant agrees and acknowledges that the Company has no obligation to extend the Consulting Term or to continue the consulting relationship with the Company after the Expiration Date and expressly acknowledges that no promises or understandings to the contrary have been made or reached.

SECTION 1.02. Consulting Services. As of the commencement of the Consulting Term, the Company hereby retains the Consultant, and the Consultant hereby agrees to serve as a consultant to the Company, on the terms and subject to the conditions of this Agreement. During the Consulting Term, the Consultant shall provide consulting services with respect to the Company’s business as reasonably requested by the President, Chairman and CEO of the Parent (the “CEO”), the Vice President, Marketing and Sales of the Parent and such other executive of the Parent (not less senior than vice president) as may be designated in writing by the CEO and agreed to in writing by the Consultant (such agreement not to be unreasonably withheld) (the “Consulting Services”).

SECTION 1.03. Location. The duties to be performed by the Consultant in connection with the Consulting Services shall be performed in the New York City metropolitan area, subject to such reasonable travel requirements as the parties hereto may agree in good faith are necessary to fully perform such duties. Expenses related to such travel shall be reimbursed in accordance with Section 2.02.

SECTION 1.04. Time and Effort. Unless otherwise agreed by the parties hereto, the Consultant shall make himself available (by telephone or otherwise) on such business days as are requested by the Company, with reasonable advance notice, and shall, in the performance of the Consulting Services, spend (a) no more than 20 hours per week during the first three months of the Consulting Term, (b) no more than 15 hours per week during the second three months of the Consulting Term and (c) no more than 10 hours per week during the final six months of the Consulting Term, in each case not including any travel time. During the Consulting Term, the Consultant shall serve the Company faithfully, loyally, honestly and to the best of his ability.

SECTION 1.05. Acknowledgment. The Consultant and the Company each acknowledge that the Consultant may serve as a member of the board of directors of Parent (such service, the “Director Services”) and that the Consultant shall be compensated for any such Director Services by Parent in accordance with the policies and programs applicable to other non-employee members of the board of directors of Parent.

ARTICLE II

Compensation

SECTION 2.01. Service Fee. (a) During the Consulting Term, the Company shall pay the Consultant a service fee of $250.00 per hour of Consulting Services provided (the “Service Fee”). At the end of each month during the Consulting Term (such month the “Specified Month”), the Consultant shall furnish the Company with an invoice for the Service Fee for such Specified Month, together with records substantiating the hours worked during such Specified Month as requested by the Company. Within 15 days following receipt of an acceptable invoice and accompanying records, the Company shall pay the Consultant the Service Fee for such Specified Month covered by such invoice, provided that if the Consultant has not spent the Minimum Number of Hours (as defined below) performing the Consulting Services during any week during the Consulting Period because the Company failed to request sufficient Consulting Services to fill such minimum, the payment with respect to such week shall be no less than $250 multiplied by the applicable Minimum Number of Hours. The term “Minimum Number of Hours” shall mean (i) 10, for each week during the first three months of the Consulting Term, (ii) 7.5, for each week during the next three months of the Consulting Term, and (iii) 5, for each week during the final six months of the Consulting Term.

SECTION 2.02. Expense Reimbursement. The Company shall reimburse the Consultant for all necessary and reasonable “out-of-pocket” business expenses (including business class travel) incurred on behalf of the Company in the performance of the Consulting Services, subject to the travel and expense policy established by the Company from time to time, provided that the Consultant furnishes to the Company adequate records and other documentary evidence required to substantiate such expenditures.

SECTION 2.03. Secretarial Support. For the first six months of the Consulting Term and in connection with the Consulting Services, the Company shall use its commercially reasonable efforts to cause April Thoren to be exclusively engaged as the Consultant’s full-time secretary and shall use its commercially reasonable efforts to cause Ms. Thoren to provide the Consultant with substantially the same level and type of secretarial support provided by the Company immediately prior to the consummation of the Merger; provided that if Ms. Thoren terminates her employment with the Company or Ms. Thoren’s employment is terminated at the Consultant’s request, in each case, prior to the end of the Consulting Term, the Company shall provide a replacement secretary consistent with the terms described in this Section 2.03 and shall not be in breach of this Section 2.03 for providing such a replacement secretary. For the remainder of the Consulting Term and in connection with the Consulting Services, the Company shall provide the Consultant with appropriate secretarial support, as agreed upon in good faith by the Consultant and the Company.

SECTION 2.04. Termination of Services. This Agreement and the Consulting Term shall terminate on the Expiration Date or, if earlier, upon the death or disability of the Consultant. In the event of any such termination, the Consultant shall be entitled to receive (i) any accrued but unpaid Service Fee and (ii) reimbursement for any unreimbursed business expenses properly incurred by the Consultant prior to the date of termination to the extent such expenses are reimbursable under Section 2.02.

ARTICLE III

Independent Contractor Status

SECTION 3.01. Status. (a) It is understood by the parties hereto that the Consultant shall at all times during the Consulting Term be an independent contractor of the Company and there shall not be implied any relationship of employer-employee, partnership, joint venture, principal and agent or the like by the agreements contained herein with respect to any Consulting Services contemplated by this Agreement. The Consultant shall not be entitled to participate in any employee benefit plans or other benefits or conditions of employment available to the employees of the Company and its affiliates by reason of providing the Consulting Services contemplated by this Agreement.

(b) From the commencement of the Consulting Term, the Consultant shall not have any authority to act as an agent of the Company and its affiliates by reason of providing the Consulting Services contemplated by this Agreement, and the Consultant shall not represent to the contrary to any person. Under no circumstances shall the Consultant have or claim to have any power of decision hereunder in any activity on behalf of the Company, nor shall the Consultant have the power or authority hereunder to obligate, bind or commit the Company in any respect, in either case by reason of providing the Consulting Services contemplated by this Agreement. With respect to the provision of the Consulting Services, the Consultant shall not (i) direct the work of any employee of the Company, (ii) make any management decisions on behalf of the Company or (iii) undertake to commit the Company to any course of action in relation to third persons. Although the Company may specify the results to be achieved by the Consultant and may control and direct him in that regard, the Company shall not exercise or have the power to exercise such level of control over the Consultant as would indicate or establish that a relationship of employer and employee exists between the Company and the Consultant by reason of providing the Consulting Services contemplated by this Agreement. Subject to the terms of this Agreement, the Consultant shall have full and complete control over the manner and method of rendering the Consulting Services hereunder.

SECTION 3.02. Taxes. To the extent consistent with applicable law, the Company shall not withhold or deduct from any amounts payable under this Agreement any amount or amounts in respect of income taxes or other employment taxes of any other nature on behalf of the Consultant. The Consultant shall be solely responsible for the payment of any Federal, state, local or other income and/or self-employment taxes in respect of the amounts payable to the Consultant under this Agreement and shall hold the Company and its affiliates and their officers, directors and employees harmless from any liability arising from the Consultant’s failure to comply with the foregoing provisions of this sentence.

ARTICLE IV

Confidential Information; Developments

SECTION 4.01. Recognition of the Company’s Rights; Nondisclosure. The Consultant understands that during the term of this Agreement, he may have, or he may have had, access to the Company’s Proprietary Information (as defined below) and that such access is, or has been, given in trust and confidence. As such, the Consultant agrees not to disclose, directly or indirectly, to any unauthorized person or entity, and agrees not to make use of, without the prior written permission of the Company at any time during or after the term of this Agreement, any such Proprietary Information, except for and on behalf of the Company and solely within the course and scope of his duties under this Agreement.

SECTION 4.02. Proprietary Information. The term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information (whether or not reduced to writing or other medium) concerning the organization, business or finances of the Company and its affiliates. By way of illustration, but not limitation, the term “Proprietary Information” includes: trade secrets, inventions, mask works, ideas, processes, products, designs, methods, show-how, Know-How (defined below), or any other information related to the acquisition, development formulation, manufacture, testing, marketing, distribution or consumption of the pharmaceutical or biotechnology products of the Company and its affiliates and which is not generally known to the public or within the pharmaceutical or biotechnology industries. For purposes of the preceding definition, the term “Know-How” shall mean all (i) methods, processes, techniques, compositions, technology, information, data, results of tests, studies, statistical and other analyses and expertise, whether patented or unpatented, related to all pharmaceutical and biotechnology products of the Company and its affiliates, including pharmacology, toxicology, drug stability, clinical and non-clinical safety and efficacy studies, marketing studies and absorption, excretion, metabolism studies, quality control and quality assurance; (ii) information regarding plans for budgets, customer and supplier lists and accounts, pricing and costing methods, projects, business plans, product acquisition candidates, proposals, licenses, prices, costs and nonpublic financial information; and (iii) information regarding the skills and compensation of other service providers and employees of the Company and its affiliates. The Consultant also agrees to safeguard all such Proprietary Information by all reasonable steps and to abide by all Company policies and procedures regarding storage, copying and handling of Proprietary Information. The Consultant acknowledges and agrees that the above obligation also applies to all confidential and proprietary information of third parties entrusted to the Company and its affiliates. This obligation shall be in force unless and until such confidential information becomes generally available to the public by publication or other legal means (but not as a result of the unlawful use or publication). Notwithstanding the foregoing, it is understood that, at all such times, the Consultant is free to use information which is generally known in the trade or industry, which is not gained as a result of a breach of this Agreement, and his own skill, knowledge, know-how and experience to whatever extent and in whichever way he wishes.

SECTION 4.03. No Improper Use of Information Prior Employers or Others. During the course of the Consultant’s duties under this Agreement, the Consultant shall not improperly use or disclose any confidential or proprietary information or trade secrets, if any, of any former employer or other person to whom he has an obligation of confidentiality.

SECTION 4.04. Company Property. The Consultant agrees that during the term of this Agreement he shall not make, use or permit to be used any Company Property (defined below) otherwise than for the benefit of the Company. The term “Company Property” shall include all intellectual property, notes, notebooks, memoranda, reports, lists, records, data, graphics, computers, test equipment, models, tools, cellular telephones, pagers credit and/or calling cards, keys, access cards, documentation or other materials of any nature and in any form, whether written, printed, electronic or in digital format or otherwise, relating to any matter within the scope of the business of the Company or its affiliates or concerning any of their respective dealings or affairs and any other property of the Company or its affiliates in his possession, custody or control (whether prepared by him or others). The Consultant further agrees that he shall not, after the termination of the Consulting Term, use any such Company Property and shall use his reasonable best efforts to prevent others from using the same. The Consultant acknowledges and agrees that all Company Property shall be and remain the sole and exclusive property of the Company or its affiliates, as applicable.

SECTION 4.05. Return of Company Materials. At the termination of the Consulting Term, the Consultant will deliver to the Company any and all Company Property, together with all copies thereof, and any other material containing third party confidential or proprietary information, or Proprietary Information of the Company.

SECTION 4.06. Works for Hire. Without limiting any of the foregoing provisions of Article IV, the Consultant acknowledges and agrees that all works produced by or through the Consultant for the Company in connection with this Agreement shall be works made-for-hire within the meaning of the Copyright Act, Title 17 of the United States Code, and the sole property of the Company. The Company shall own the exclusive rights to such works excepting any skills or intellectual knowledge pre-existing or gained in so producing; provided, however, that if a work does not qualify as a statutory work made-for-hire, then the Consultant agrees to assign, and hereby assigns, all rights and copyright rights in such works to the Company.

ARTICLE V

Miscellaneous

SECTION 5.01. Effectiveness. This Agreement shall be null and void ab initio and of no further force and effect if the Merger Agreement is terminated in accordance with its terms prior to the consummation of the Merger (as defined in the Merger Agreement).

SECTION 5.02. Termination of Employment Agreement. Each of the Company and the Consultant acknowledge and agree that, effective as of the Closing, the Consultant’s service with the Company as an employee of the Company and the Employment Agreement between the Seller Affiliate and the Company dated August 25, 2004 (the “Employment Agreement”), shall terminate and no payments shall be made under the Employment Agreement, including under Section 3 thereof.

SECTION 5.03. Governing Law; Waiver of Jury Trial. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely in New York. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF OR ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each such party understands and has considered the implications of this waiver, (iii) each such party makes this waiver voluntarily and (iv) each such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 5.03. With respect to any such litigation, the out-of-pocket fees and expenses (including reasonable attorneys’ fees) of the prevailing party shall be borne by the nonprevailing party upon final resolution of all claims related to such litigation by a court of competent jurisdiction.

SECTION 5.04. Section Headings. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

SECTION 5.05. Assignability. This Agreement, and the Consultant’s rights and obligations hereunder, may not be assigned by the Consultant.

SECTION 5.06. Amendments. This Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms or covenants hereof may be waived, only by a written instrument executed by each of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of the Company at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by the Company of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

SECTION 5.07. Successors. This Agreement shall be binding upon and shall inure to the benefit of the successors and permitted assigns of the Company and the personal or legal representatives, executors, administrators, heirs, successors, distributees, devisees and legatees of the Consultant. The Consultant acknowledges and agrees that all his covenants and obligations to the Company, as well as the rights of the Company under this Agreement, shall run in favor of and will be enforceable by the Company and its affiliates and their respective successors and permitted assigns.

SECTION 5.08. Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject hereof, and all oral or written agreements or representations, express or implied, (including, effective as of the Closing, the Employment Agreement) with respect to the subject matter hereof are set forth in this Agreement.

SECTION 5.09. Notice. All notices, requests, demands and other communications required or permitted to be delivered or given under this Agreement shall be in writing and shall be deemed to have been duly delivered or given when received.

If to the Company:

JDS Pharmaceuticals, LLC

158 Mercer Street

New York, NY 10012

with copies to:

Noven Pharmaceuticals, Inc.

11960 SW 114th Street

Miami, Florida 33186

Attention: General Counsel

Facsimile: (305) 232-1836

and

Cravath, Swaine & Moore LLP
825 Eighth Avenue
New York, NY 10019
Attention: Telephone: Facsimile: E-mail:	Richard Hall, Esq. (212) 474-1293 (212) 474-3700 rhall@cravath.com

And if to the Consultant:

Phillip Satow

158 Mercer Street

New York, NY 10012

with a copy to:

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022

Attention: Bradd Williamson

Facsimile: (212) 751-4864

SECTION 5.10. Severability. If any term, provision, covenant or condition of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable in any jurisdiction, then such provision, covenant or condition shall, as to such jurisdiction, be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or, if such provision cannot be modified or restricted, then such provision shall, as to such jurisdiction, be deemed to be excised from this Agreement and any such invalidity, illegality or unenforceability with respect to such provision shall not invalidate or render unenforceable such provision in any other jurisdiction, and the remainder of the provisions hereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

SECTION 5.11. Survival. The rights and obligations of the Company and the Consultant under the provisions of this Agreement, shall survive and remain binding and enforceable, notwithstanding the termination of the Consulting Term, to the extent necessary to preserve the intended benefits of such provisions.

SECTION 5.12. Cooperation. The Consultant shall provide his reasonable cooperation to the Company in connection with any suit, action or proceeding (or any appeal therefrom) that relates to events occurring during his performance of services hereunder other than a suit between the Consultant, on the one hand, and the Company, on the other hand, provided that the Company shall reimburse the Consultant for expenses reasonably incurred in connection with such cooperation.

SECTION 5.13. Consultant Representation. The Consultant hereby represents to the Company that the execution and delivery of this Agreement by the Consultant and the Company and the performance by the Consultant of his duties hereunder shall not constitute a breach of, or otherwise contravene, or be prevented, interfered with or hindered by, the terms of any employment agreement or other agreement or policy to which the Consultant is a party or otherwise bound.

SECTION 5.14. Determinations. Unless otherwise expressly provided in this Agreement, all determinations of the Company shall be in the sole discretion of the Company.

SECTION 5.15. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument.

SECTION 5.16. Construction. (a) The headings in this Agreement are for convenience only, are not a part of this Agreement and shall not affect the construction of the provisions of this Agreement.

(b) As used in this Agreement, the words “include” and “including”, and variations thereof, shall not be deemed to be terms of limitation but rather will be deemed to be followed by the words “without limitation”.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

JDS PHARMACEUTICALS, LLC,
by

/s/ Whitney Stearns
Name: Whitney Stearns
Title: Chief Financial Officer

PHILLIP SATOW,

/s/ Phillip Satow